Exhibit 5.1

Tel Aviv | September 19, 2012

BioLineRx Ltd.
P.O. Box 45158
19 Hartum Street
Jerusalem 91450, Israel

Ladies and Gentlemen:

We have acted as Israeli counsel to BioLineRx Ltd. (the “Company”), a corporation organized under the laws of the State of Israel, in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), in connection with the registration under the Act of 20,000,000 ordinary shares, par value NIS 0.01 per share (the “Shares”), issuable under the BioLineRx Ltd. 2003 Share Incentive Plan (the “Plan”).  The Shares may be represented by the Company’s American Depositary Shares (“ADSs”) under the Deposit Agreement dated as of July 21, 2011 (the “Deposit Agreement”), among the Company, The Bank of New York, as depositary, and the holders from time to time of the Company’s ADSs.

In connection with this opinion, we have examined copies of the Articles of Association of the Company, as amended, and such corporate records, instruments, and other documents relating to the Company and such matters of Israeli law as we have considered necessary or appropriate for the purposes of rendering this opinion.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies.

Based upon and subject to the foregoing, we are of the opinion that:

1.
the Shares being registered pursuant to the Registration Statement have been duly authorized by the Company, and when issued in conformance with the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable; and

2.	the Deposit Agreement has been duly authorized, executed and delivered by the Company.

We are members of the Israeli bar, and the opinions expressed herein are limited to questions arising under the laws of the State of Israel.  We express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.  This opinion is effective only as of its date, and we disclaim any obligation to advise of any subsequent change of law or fact.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, Sincerely, /s/ Yigal Arnon & Co.

1 Azrieli Center, Tel Aviv 67021, Israel | Tel: (+972) 3 608 7777 | Fax: (+972) 3 608 7724
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